Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of February 3, 2015, by and between TransEnterix, Inc., a Delaware corporation (the “Company”), and Todd M. Pope (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive (the “Parties”) have agreed to enter into this Agreement relating to the employment of the Executive by the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Term of Employment.

(a) The Company employs the Executive, and the Executive agrees to remain in the employment of the Company, in accordance with the terms and provisions of this Agreement, for the period set forth below (the “Employment Period”).

(b) The Employment Period under this Agreement commenced on September 3, 2013 (the “Effective Date”) and, subject only to the provisions of Sections 6, 7 and 8 below relating to termination of employment, shall continue until the close of business on December 31, 2015 or, if the Employment Period is extended pursuant to subsection (c) of this Section 1, the close of business on the Extended Termination Date.

(c) On December 31, 2015, and on each Extended Termination Date, the Employment Period will automatically be extended for an additional 12-month period so as to end on December 31 of the succeeding calendar year (an “Extended Termination Date”) unless either Party gives written notice to the other Party at least one hundred twenty (120) days in advance of the date on which the Employment Period would otherwise end that the Employment Period will not be extended.

2.	Duties.

During the Employment Period the Executive will serve as the President and Chief Executive Officer of the Company. The Executive will devote his full business time and attention to the affairs of the Company and his duties as its President and Chief Executive Officer; provided, however, the Executive is not precluded from serving on the board of directors or managers, or committees thereof, of other entities if so serving as of the Effective Date or if approved by the Nominating and Corporate Governance Committee. The Executive will have such duties as are appropriate to his position as determined by the Board of Directors of the Company (the “Board”) and shall report to the Board and serve at the pleasure of the Board. The Executive will be based at the headquarters of the Company, which is currently located in Morrisville, North Carolina, and his services will be rendered there except insofar as travel may be involved in connection with his regular duties.

3.	Cash- and Equity-Based Compensation.

(a) Base Salary. The Company will pay the Executive an annual base salary, which is currently $400,000, which base salary as in effect from time to time will be reviewed periodically (at intervals of not more than twelve (12) months) by the compensation committee of the Board (the “Compensation Committee”). In evaluating increases in the Executive’s base salary, the Compensation Committee will take into account such factors as corporate performance in relation to the business plan approved by the Board, individual merit, and such other considerations as it deems appropriate. The Executive’s base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

(b) Incentive Compensation. The Executive will be eligible to receive annually or otherwise any incentive compensation awards, payable in cash, which the Company, the Compensation Committee or such other authorized committee of the Board determines to award. For each fiscal year of the Company falling in whole or in part during the Employment Period, the Executive’s target annual cash incentive compensation opportunity will be no less than 50% of his base salary for the portion of the Employment Period falling within that fiscal year. With respect to the annual cash incentive compensation award, the performance goals shall be based on both company performance metrics approved by the Compensation Committee or the Board annually and personal performance metrics established and approved by the Compensation Committee or the Board. All other terms of such incentive compensation awards shall be established by the Board or the Compensation Committee. Any such bonus shall be paid to the Executive no later than two and one-half (21/2) months after the end of the fiscal year to which the bonus relates.

(c) Equity Compensation. The Executive is eligible to receive stock-based awards under the Company’s Amended and Restated 2007 Equity Incentive Plan or any successor thereto (the “Plan”) in the discretion of the Compensation Committee or the Board.

4. Benefits. The Executive will be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, retirement and savings plans, group life insurance, medical coverage, sick leave, salary continuation arrangements, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.

5.	Business Expenses.

The Executive will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the business of the Company, provided he properly accounts therefor in accordance with the Company’s policies.

6.	Termination of Employment by the Company.

(a) Involuntary Termination by the Company Other Than For Permanent and Total Disability or For Cause. The Company may terminate the Executive’s employment at any time and for any reason (other than for Permanent and Total Disability as provided in subsection (b) below, or for Cause as provided in subsection (c) below) by giving him a written notice of termination to that effect at least five (5) business days before the date of termination. In the event the Company terminates the Executive’s employment for any reason (other than for Permanent and Total Disability as provided in subsection (b) below, or for Cause as provided in Section (c) below), the Executive shall be entitled to the compensation described in Section 9.

(b) Termination Due to Permanent and Total Disability. If the Executive incurs a Permanent and Total Disability, the Company may terminate the Executive’s employment by giving him written notice of termination at least thirty (30) before the date of such termination. In the event of such termination of the Executive’s employment because of Permanent and Total Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or under any benefit plan or program of the Company as of the date of such termination of employment at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5. For purposes of this Agreement, the Executive shall be considered to have incurred a “Permanent and Total Disability” if he becomes disabled within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. The existence of such Permanent and Total Disability shall be determined by the Compensation Committee and shall be evidenced by such medical certification as the Compensation Committee shall require.

(c) Termination for Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means the Executive: (i) willfully, substantially, and continually fails to perform the duties for which he is employed by the Company; (ii) willfully fails to comply with the legal instructions of the Board; (iii) willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company; (iv) willfully engages in an act or acts of dishonesty resulting in material personal gain to the Executive at the expense of the Company; (v) is indicted for, or enters a plea of nolo contendere to, a felony; (vi) engages in an act or acts of gross malfeasance in connection with his employment hereunder; (vii) commits a material breach of Sections 12, 13 or 14 of this Agreement; (viii) commits a material breach of any policies and procedures contemplated by the Company’s Code of Conduct or similar policy; or (ix) exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his job performance hereunder. The Company shall exercise its right to terminate the Executive’s employment for Cause by giving him written notice of termination on or before the date of such termination specifying in reasonable detail the circumstances constituting such Cause, and providing Executive with a period of at least thirty (30) days in which to cure the conduct constituting Cause if such conduct is capable of being cured. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive (A) his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned pursuant to this Agreement or under any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (B) any amounts owed under the reimbursement policy of Section 5.

7.	Termination of Employment by the Executive.

(a) Good Reason. The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least thirty (30) days before the date of such termination specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, the Executive shall be entitled to the compensation described in Section 9. For purposes of this Agreement, “Good Reason” shall mean (i) the assignment to the Executive of authority, functions, duties or responsibilities which are materially inconsistent with that of a senior executive officer of the Company (ii) any material reduction in the Executive’s base salary, (iii) a significant reduction in the employee benefits provided to the Executive other than in connection with an across the board reduction similarly affecting substantially all senior executives of the Company, (iv) the relocation, without the Executive’s consent, of the Executive’s place of work to a location outside a 50-mile radius of Morrisville, North Carolina, or (vi) a material breach of this Agreement by the Company or its successor. Each of the forgoing events will cease to constitute Good Reason and the Executive shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event unless (A) the Executive gives the Company notice of Executive’s intention to resign Executive’s position with the Company within three months (3) after the occurrence of such event and (B) the Company has failed to cure any condition that constitutes Good Reason within thirty (30) days from its receipt of such notice of any such condition.

(b) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least thirty (30) days before the date of termination. In the event of the Executive’s termination of his employment pursuant to this Section 7(b), the Executive shall be entitled to receive (i) his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or under any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5.

8. Termination of Employment By Death. In the event of the death of the Executive during the Employment Period, the Executive’s estate shall be entitled to receive (i) his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by the Executive pursuant to this Agreement or under any other benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits, and (ii) any reimbursement amounts owing under Section 5. In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans.

9. Benefits Upon Termination Without Cause or For Good Reason. If the Executive’s employment with the Company shall terminate (i) as a result of termination by the Company pursuant to Section 6(a), or (ii) because of termination by the Executive for Good Reason pursuant to Section 7(a), the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by the Executive under this Agreement or under any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 5.

(c) Subject to the Executive’s timely execution of a Confidential Separation and Release Agreement as provided in Section 21 of this Agreement, the Company shall pay to the Executive as a severance benefit for each month during the twelve (12) month period beginning with the month next following the date of termination of the Executive’s employment an amount equal to one-twelfth of the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) his target annual bonus for the fiscal year in which the termination occurred. Each such monthly benefit shall be paid no later than the last day of the applicable month. In the event that the Executive dies before the end of such 12-month period, the payments for the remainder of such period shall be made to the Executive’s estate. The commencement of payments pursuant to this subsection shall be subject to Section 20 of this Agreement.

(d) Subject to the Executive’s timely execution of a Confidential Separation and Release Agreement as provided in Section 21 of this Agreement, during the period of twelve (12) months beginning on the date of the Executive’s termination of employment, the Executive shall remain covered by the medical, dental, vision, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered him immediately prior to his termination of employment as if he had remained in employment for such period. In the event that the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available). Any medical insurance coverage for such 12-month period pursuant to this subsection (d) shall become secondary upon the earlier of (i) the date on which the Executive begins to be covered by comparable medical coverage provided by a new employer, or (ii) the earliest date upon which the Executive becomes eligible for Medicare or a comparable Government insurance program. The Executive’s COBRA entitlements shall run concurrently with the benefit coverage provided pursuant to this subsection (d). The commencement of payments pursuant to this subsection shall be subject to Section 20 of this Agreement.

(e) Notwithstanding the foregoing, if the Executive’s employment with the Company is terminated pursuant to Section 6(a) or Section 7(a), and such termination occurs within one (1) year following a Change in Control of the Company (as defined in the Plan), or within six (6) months prior to but in connection with a Change in Control of the Company, (i) the references in Sections 9(c) and (d) to a 12-month period shall be replaced with a 24-month period, (ii) the cash severance payment described in Section 9(c) (as modified by Section 9 (e)(i)) shall be paid in a single lump sum on the sixtieth (60th) day following the later of the date of the Executive’s separation from service or the date of the Change in Control of the Company, which amount shall be reduced by any amounts previously paid under Section 9(c); and (iii) to the extent not previously accelerated, all unvested outstanding equity awards shall accelerate and vest upon the date of termination.

10. Benefits Upon Non-Extension of Employment Period. If the Executive’s employment with the Company shall terminate on December 31, 2015 or an Extended Termination Date (a) by reason of the Company’s election not to extend the Employment Period pursuant to Section 1(c) of this Agreement, the non-extension shall be treated as a termination by the Company without Cause, as described in Section 6(a), and the Executive shall be entitled to receive the amounts and benefits described in Section 9 (including, without limitation, Section 9(e)) or (b) by reason of the Executive’s election not to extend the Employment Period pursuant to Section 1(c) of this Agreement, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3(a) and any other compensation and benefits to the extent actually earned by the employee under this Agreement or under any benefit plan or program of the Company as of the date of such termination at the normal time for payment of such salary, compensation or benefits and (ii) any amounts owed under the reimbursement policy of Section 5.

11.	Entitlement to Other Benefits.

Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

12.	Non-solicitation and Non-competition.

(a) Executive agrees that during the term of his employment with the Company and for a period of one (1) year immediately following the termination of Executive’s employment with Company for any reason whatsoever, whether with or without Cause, (i) Executive shall not, either directly or indirectly, solicit, induce, recruit or encourage any employees of the Company and/or its affiliates to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of Company and/or its affiliates, either for Executive or for any other Person and (ii) neither the Executive, nor any firm, organization or corporation in which he is interested, shall, for any reason, directly or indirectly, persuade or attempt to persuade any investor, licensor, licensee, supplier or customer of Company, or any potential investor, licensor, licensee, supplier or customer to which Company and/or its affiliates have made a presentation or with which Company and/or its affiliates have been having discussions, to not transact business with Company and/or its affiliates or to transact business with the Executive or any other individual or entity (“Person”) as an alternative to or in addition to Company and/or its affiliates.

(b) Executive agrees that during the term of his employment with the Company and for a period of one (1) year immediately following the termination of Executive’s employment with Company for any reason whatsoever, whether with or without Cause, Executive shall not, anywhere in the world, engage, either directly or indirectly, whether as a principal or as an agent, officer, director, employee, consultant, shareholder, partner or otherwise, alone or in association with any other Person, in any Competing Business. For purposes of this Agreement, the term “Competing Business” means any Person engaged in the development or commercialization of products that are the same or substantially similar to, or that directly compete with, those products developed or commercialized by the Company at the time of such termination and in the six (6) months prior to such date of termination.

(c) In the event that the provisions of Section 12(a) or 12(b) above should be determined by a court or other tribunal of competent jurisdiction to exceed the time, geographic, services or product limitations permitted by the applicable law in a jurisdiction in which enforcement of this Agreement is sought, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service or product limitations permitted by such applicable law, and the parties hereby expressly grant any court or competent jurisdiction the authority to effect such reformation.

(d) The parties confirm that a violation by Executive of the provisions of this Agreement, including but not limited to, the restrictions in Sections 12 through 14, will cause Company irreparable harm that cannot be remedied adequately by monetary damages. Executive agrees that, in the event of such a violation, Company shall be entitled to temporary, preliminary and permanent injunctive relief to restrain any such violation (without the posting of a bond) and to an equitable accounting of all earnings, profits and other benefits arising from the breach or violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled. Company shall be entitled to commence action for such relief in any state or federal court in the State of North Carolina, and Executive waives to the fullest extent permitted by law any objection that he may now or hereafter have to the jurisdiction and venue of the court in any such proceeding.

13.	Confidential Information, Inventions and Proprietary Information.

(a) During the Employment Period and thereafter, Executive shall hold in strictest confidence, and not use, except for the benefit of the Company, or to disclose to any Person without prior written authorization of the Company, any Confidential Information of the Company. Executive understands that “Confidential Information” means Inventions (as defined herein) and any other information of the Company and/or its affiliates disclosed or made available to the Executive, whether before or during the term hereof, including but not limited to financial information, technical and non-technical data, services, products, processes, operations, reports, analyses, test results, technology, samples, specifications, protocols, performance standards, formulations, compounds, know-how, methodologies, trade secrets, trade practices, marketing plans and materials, strategies, forecasts, research, concepts, ideas, and names, addresses and any other characteristics or identifying information of the Company’s existing or potential investors, licensors, licensees, suppliers, customers or employees. Confidential Information shall not include any information Executive can establish by competent proof is or becomes public knowledge or part of the public domain through no act or omission of Executive. Notwithstanding the foregoing, Executive shall be permitted to disclose Confidential Information pursuant to a court order, government order or any other legal requirement of disclosure if no suitable protective order or equivalent remedy is available, provided that Executive gives the Company written notice of such court order, government order or legal requirement of disclosure immediately upon knowledge thereof and allows the Company a reasonable opportunity to seek to obtain a protective order or other appropriate remedy prior to such disclosure to the extent permitted by law.

(b) During the Employment Period and thereafter, Executive will not improperly use or disclose any proprietary information or trade secrets of any former employer of Executive or other Person and Executive will not bring onto the premises of the Company any unpublished documents or proprietary information belonging to any such former employer or Person unless consented to in writing by such former employer or Person.

(c) Executive recognizes that the Company has received and in the future will receive from third parties certain confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any Person, or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

(d) Executive shall promptly make full written disclosure to the Company, shall hold in trust for the sole right and benefit of the Company, shall assign and hereby does assign to Company, or its designee, all of Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Executive may, solely or jointly, conceive or develop or reduce to practice during the period of time Executive is in the employ of the Company that relate to the Company and/or its products (collectively referred to as “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are “works made for hire”, as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by the Executive (solely or jointly with others) is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

(e) Executive shall keep and maintain adequate and current written records of all Inventions made by the Executive (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure his signature on any such document, then the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact to act for and on the Executive’s behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Executive.

(g) Executive, at the time of leaving the employ of the Company, shall deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Executive pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns.

14.	Non-Disparagement.

The Executive will not at any time publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company, its subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. The Company will instruct its directors and officers not to publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

15.	Golden Parachute Reduction.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided (including, without limitation, the acceleration of any payment, distribution or benefit and the accelerated exercisability of any stock option), to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any similar excise tax) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments, distributions and benefits under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement gives rise to an Excise Tax; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local and other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, and local and other income taxes) to the Executive resulting from the receipt of such payments distributions and benefits with such reduction. Any reduction pursuant to the preceding sentence shall be made by first reducing the severance benefit described in Section 9(c). If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plans, programs, arrangements or agreements maintained by the Company or any of its subsidiaries or affiliates), it is determined that payments, distributions or benefits under this Agreement to the Executive have been reduced by more than the minimum amount required to prevent any payments, distributions or benefits from giving rise to the Excise Tax, then an additional payment shall be made by the Company to the Executive on such date as shall be determined by the Compensation Committee but no later than sixty (60) days after the applicable event or condition in an amount equal to the additional amount that can be paid without causing any payment, distribution or benefit to give rise to an Excise Tax.

(b) All determinations required to be made under this Section 15 shall be made by the accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the date of termination of the Executive’s employment, if applicable, within fifteen (15) days after receipt of written notice from the Executive that there has been a Payment, or at such earlier time as is requested by the Company, provided that any determination that an Excise Tax would be payable by the Executive shall be made on the basis of substantial authority. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that he has substantial authority not to report any Excise Tax on his Federal income tax return. Any determination by the Accounting Firm meeting the requirements of this Section 15(b) shall be binding upon the Company and the Executive. The fees and disbursements of the Accounting Firm shall be paid by the Company.

16.	Indemnification.

The Company shall indemnify and hold the Executive harmless to the fullest extent legally permissible under the laws of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws, against any and all expenses, liabilities and losses (including attorney’s fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him by reason of any claim or cause of action asserted against him because of his service at any time as a director or officer of the Company. The Company shall advance to the Executive the amount of his expenses incurred in connection with any proceeding relating to such service to the fullest extent legally permissible under the laws of the State of Delaware, subject to the Executive’s agreement to repay any such amounts to the extent that it is determined that Executive is not entitled to such amounts. Notwithstanding the foregoing, the Company’s obligations pursuant to this Section 16 shall not apply in the case of any claim or cause of action by or in the right of the Company or any subsidiary thereof.

17.	Liability Insurance.

The Company shall maintain a directors and officers liability insurance policy and will take all steps necessary to ensure that the Executive is covered under such policy for his service as a director or officer of the Company or any subsidiary of the Company with respect to claims made at any time with respect to such service.

18. No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment.

19.	Deductions and Withholding.

All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

20.	Compliance with IRC Section 409A.

In the event that it shall be determined that any payments or benefits under this Agreement constitute nonqualified deferred compensation covered by Section 409A of the Code for which no exemption under Code Section 409A or the regulations thereunder is available (“Covered Deferred Compensation”); then notwithstanding anything in this Agreement to the contrary (i) if the Executive is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder and as determined by the Company in accordance with said Section 409A) at the time of the Executive’s separation from service (as defined below), the payment of any such Covered Deferred Compensation payable on account of such separation from service shall be made no earlier than the date which is six (6) months after the date of the Executive’s separation from service (or, if earlier than the end of such six-month period, the date of the Executive’s death) and (ii) the Executive shall be deemed to have terminated from employment for purposes of this Agreement if and only if the Executive has experienced a “separation from service” within the meaning of said Section 409A and the regulations thereunder. To the extent any payment of Covered Deferred Compensation is subject to the six-month delay, such payment shall be paid immediately at the end of such 6-month period (or the date of death, if earlier). Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed a separate payment for purposes of Code Section 409A. The provisions of this Agreement relating to such Covered Deferred Compensation shall be interpreted and operated consistently with the requirements of Code Section 409A and the regulations thereunder.

Anything in this Agreement to the contrary notwithstanding, any payments or benefits under this Agreement that are conditioned on the timely execution of a Confidential Separation and Release Agreement and that would, in the absence of this sentence, be payable before the date which is sixty (60) days after the termination of the Executive’s employment shall be delayed until, and paid on, such 60th day after the termination of the Executive’s employment (or, if such 60th day is not a business day, on the next succeeding business day), but only if the Executive executes such Confidential Separation and Release Agreement, and does not revoke it, in accordance with Section 21 of this Agreement.

Anything in this Agreement to the contrary notwithstanding, any reimbursements or in-kind benefits to which the Executive is entitled under this Agreement (other than such reimbursements or benefits that are not taxable to the Executive for federal income tax purposes or that are otherwise exempt from coverage under Section 409A of the Code pursuant to said Section 409A and the regulations thereunder) shall meet the following requirements: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, in one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year (except that the Company’s medical plans may impose a limit on the amount that may be reimbursed or provided), (ii) any reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

21.	Confidential Separation and Release Agreement.

For purposes of this Agreement a “Confidential Separation and Release Agreement” means a Confidential Separation and Release Agreement in the form prescribed by the Company at the applicable time which is executed by the Executive within ten (10) business days after the termination of the Executive’s employment and not revoked by him. If the Executive fails to execute such Confidential Separation and Release Agreement within such ten-day period or shall revoke his agreement thereto, the Executive shall not be entitled to any of the payments or benefits under this Agreement that are conditioned upon his timely execution of a Confidential Separation and Release Agreement.

22.	Governing Law.

The validity, interpretation and performance of this Agreement will be governed by the laws of the State of North Carolina without regard to the conflict of law provisions.

23.	Notice.

Any written notice required to be given by one Party to the other Party hereunder will be deemed effected if given by personal delivery or mailed by overnight delivery or certified mail:

To the Company at:	TransEnterix, Inc. 635 Davis Drive, Suite 300 Morrisville, North Carolina 27560 Attention: Chief Legal Officer

or such other address as may be stated in a notice given as provided

To the Executive at the address in the corporate records or such other address as may be stated in a notice given to the Company as provided.

24.	Severability.

If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

25.	Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns. To the extent the Company’s obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the “Company” for purposes of this Agreement. Other than as contemplated by this Agreement, the Executive may not assign his rights or duties under this Agreement.

26.	Continuing Effect.

Wherever appropriate to the intention of the Parties hereto, the respective rights and obligations of the Parties, including the obligations referred to in Sections 9, 10, 12, 13, 14, 15, 16, 17, 18, 20, 21 and 22 hereof, will survive any termination or expiration of the term of this Agreement.

27.	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes any and all other agreements and understandings between the Parties in respect of the matters addressed in this Agreement.

28.	Amendment and Waiver.

No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment, waiver or consent was given.

29.	Executive Representations.

The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, and (b) the Executive is not in violation of any employment agreement, transition services agreement, noncompetition agreement, nonsolicitation agreement or confidentiality agreement with any person or entity.

30.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the date written below.

TRANSENTERIX, INC.
By:	/s/ William Starling

Name: William Starling
Title: Chair, Compensation Committee
/s/ Todd M. Pope

Todd M. Pope